EXHIBIT 10.1
DEFERRED STOCK UNIT
AWARD AGREEMENT

This Award Agreement (the “Agreement”) is entered into as of  ____________ (the “Award Date”) by and between Schnitzer Steel Industries, Inc, an Oregon corporation (the “Company”), and ____________ , a non-employee director of the Company (the “Recipient”), for the award of deferred stock units with respect to the Company’s Class A Common Stock (“Common Stock”).

The award of deferred stock units to the Recipient is made pursuant to Section 8 of the Company’s 1993 Stock Incentive Plan (the “Plan”) and the Recipient desires to accept the award subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1. Award and Terms of Deferred Stock Units. The Company awards to the Recipient under the Plan _________ deferred stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement.

(a)    Rights under Deferred Stock Units. A deferred stock unit (a “DSU”) represents the unfunded, unsecured right to require the Company to deliver to the Recipient one share of Common Stock for each DSU.  The number of shares of Common Stock deliverable with respect to each DSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(b)    Vesting Date. The DSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture.  Subject to Sections 1(c) and (d), the DSUs shall vest in full on the day before the 2007 annual meeting of shareholders (the “Vesting Date”) if the Recipient is a director of the Company on the Vesting Date and has served as a director of the Company continuously from the Award Date to the Vesting Date.

(c)    Acceleration on Death or Disability. If the Recipient ceases to be a director of the Company by reason of the Recipient’s death or physical disability, all outstanding but unvested DSUs shall become immediately vested. The term “disability” means a medically determinable mental or physical impairment that, in the opinion of the Board of Directors, causes the Recipient to be unable to perform his or her duties as a director of the Company.

(d)    Acceleration of DSUs on a Change in Control. Upon a Change in Control of the Company, all outstanding but unvested DSUs shall become immediately vested. For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(i)    Any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting

Securities issued or retained by such holders in respect of securities of any other party to the Merger;

(ii)    Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(iii)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

(iv)    Any Person shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d 3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board of Directors, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) the Recipient acquires (other than on the same basis as all other holders of the Company Common Stock) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph (i) or (ii) above, or (2) the Recipient is part of group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph (iv) above. For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14 (d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, a wholly owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company.

(e)    Forfeiture of DSUs on Termination of Service. If the Recipient ceases to be a director of the Company for any reason that does not result in acceleration of vesting pursuant to Section 1(c) or 1(d), the Recipient shall immediately forfeit all outstanding but unvested DSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

(f)    Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the DSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the DSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered as provided in the Company’s Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”).

(g)    No Voting Rights; Dividend Equivalents. The Recipient shall have no rights as a shareholder with respect to the DSUs or the Common Stock underlying the DSUs until the underlying Common Stock is issued to the Recipient. The Recipient will not be entitled to receive cash payments representing any cash dividends paid with respect to the Common Stock underlying the DSUs. Following the Vesting Date, the DSUs shall be credited to the Recipient’s account under the Deferred Compensation Plan and dividend equivalents with respect to the DSUs shall thereafter be credited to Recipient’s account as provided in the Deferred Compensation Plan.

(g)    Delivery Date for the Shares Underlying the DSU. The Company shall not issue any shares underlying the DSUs, and the Recipient shall have no right to receive any shares of Common Stock underlying the DSUs (even to the extent vested), while the Recipient is serving as a director of the Company. When the Recipient ceases to serve as a director of the Company for any reason, the Company shall, subject to any deferral elections made by the Recipient as provided in this paragraph Section 1(g) and the terms of the Deferred Compensation Plan, deliver shares of Common Stock represented by vested DSUs to the Recipient as provided in the Deferred Compensation Plan (the date of delivery of such shares is referred to as a “delivery date”).  The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death or disability, to the Recipient’s beneficiary or as provided in the Deferred Compensation Plan. The Recipient may elect to defer the receipt of the shares underlying the DSUs beyond the delivery date provided for in this Section 1(g) pursuant to the terms of the Deferred Compensation Plan.

(h)    Taxes and Tax Withholding.

(i)    The Company shall be entitled to withhold from any delivery of Common Stock hereunder any income or other tax withholding obligations arising as a result of this Award, in amounts determined by the Company.

(ii)    The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the DSUs.

2.    Miscellaneous.

(a)    Entire Agreement. This Agreement, the Plan and the Deferred Compensation Plan constitute the entire agreement of the parties with regard to the subjects hereof.

(b)    Interpretation of the Plan and the Agreement. The Compensation Committee of the Board of Directors (the “Administrator”), shall have the sole authority to interpret the provisions of this Agreement, the Plan and the Deferred Compensation Plan, and all determinations by it shall be final and conclusive.

(c)    Electronic Delivery. The Recipient consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(d)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(e)    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(f)    Governing Law. This Agreement and the Plan will be interpreted under the laws of the state of Oregon, exclusive of choice of law rules.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

SCHNITZER STEEL INDUSTRIES, INC.

By:
Authorized Officer

Recipient